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                                                                    EXHIBIT 4(c)

                                   GUARANTY
                                   --------



     This Guaranty is executed as of this 7th day of February, 1997 by J. C. Penney Company, Inc., a Delaware corporation ("Guarantor"), in favor of J. C. Penney Funding Corporation, a Delaware corporation ("Borrower"), and the holders ("Holders") from time to time of Borrower's Commercial Paper (as defined below).

                                   RECITALS:
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     WHEREAS, Borrower is a wholly-owned subsidiary of Guarantor;

     WHEREAS, Borrower from time to time has issued its short-term commercial paper, at least eighty-five percent of such proceeds having been loaned to Guarantor pursuant to that certain Loan Agreement dated as of January 28, 1986 between Borrower and Guarantor (as amended from time to time, the "Loan Agreement");

     WHEREAS, Borrower at any time may terminate its obligation to make loans to Guarantor, pursuant to the terms of the Loan Agreement;

     WHEREAS, Borrower is willing to continue to make loans to Guarantor pursuant to the Loan Agreement on the condition that Guarantor guarantee Borrower's outstanding commercial paper (the "Outstanding Paper") and all commercial paper hereafter issued by
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Borrower pursuant to its dealer placement commercial paper program entered into with Credit Suisse First Boston Corporation, J. P. Morgan Securities Inc., Merrill Lynch Money Markets Inc., Morgan Stanley & Co. Incorporated, or any such other brokers or dealers which Borrower may from time to time select to assist in the placement of its commercial paper or otherwise (collectively with the Outstanding Paper, the "Commercial Paper"); and

     WHEREAS, Guarantor is willing to guarantee the Commercial Paper on the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises, Guarantor hereby agrees as follows:

     1. Subject to the terms and conditions of subordination set forth in this Guaranty, Guarantor hereby unconditionally guarantees in favor of the Holders, the prompt payment when due of all interest, principal, and other amounts owing under the Commercial Paper (collectively, the "Guaranteed Debt"). This is an unconditional guaranty of payment, and in the event of default by Borrower in the payment of interest, principal, or any other amounts payable under the Guaranteed Debt, the Holders may institute legal proceedings directly against Guarantor to enforce this Guaranty without first proceeding against Borrower.

     2. Guarantor acknowledges that it has received and will receive direct or indirect benefit from the making of this Guaranty, the issuance of the Commercial Paper, and the creation of the Guaranteed Debt.

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     3.  (a) The Guaranteed Debt shall be subordinated and subject in right of payment to the prior payment in full of any and all other indebtedness for borrowed money incurred, created, assumed, or otherwise guaranteed by Guarantor (collectively referred to as the Guarantor's "Senior Debt").

     (b) In the event of (i) any dissolution or winding-up or total or partial liquidation or reorganization of Guarantor, whether voluntary or involuntary, or any bankruptcy, insolvency, receivership or similar proceeding relative to Guarantor, or (ii) any default in the payment of principal (including any acceleration or required prepayments or amortization) of or interest on any Senior Debt of Guarantor, then, subject to the provisions of subsection (d) below, the Holders shall not be entitled to receive any payment under this Guaranty on account of the Guaranteed Debt unless and until all Senior Debt shall have been paid in full or otherwise discharged.

     (c) In the event that the Guaranteed Debt, or any part thereof, is declared due and payable prior to its stated maturity, then all principal of and interest and any other amounts due on all Senior Debt outstanding at the time of such declaration as to the Guaranteed Debt shall first be paid in full, before any payment is made by Guarantor upon the Guaranteed Debt.

     (d) In no event shall any Holder be required by this subordination to refund any amounts paid to it pursuant to this Guaranty on account of the Guaranteed Debt prior to the events specified in subsections (b) and (c) above, and prior to such

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events the Holder shall be entitled to be paid hereunder as agreed and to collect any sums due such Holder hereunder by any lawful means.

     (e) The provisions of this Section are for the purpose of defining the relative rights of the holders of any Senior Debt, on the one hand, and the Holders, on the other hand, against Guarantor, and nothing herein shall impair, as between the Guarantor and the Holders, the obligation of Guarantor, which is unconditional and absolute, to guarantee the prompt payment when due of the Guaranteed Debt in accordance with the terms and provisions thereof; nor shall anything herein prevent the Holders from exercising all remedies otherwise permitted by applicable law upon default hereunder, subject to the rights, if any, under this Section of any Senior Debt holder.

     4. The substantive laws of the state of New York shall govern the validity, construction, enforcement, and interpretation of this Guaranty.

     IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

                                        J. C. PENNEY COMPANY, INC.,
                                        a Delaware corporation

                                        By: /s/ Robert B. Cavanaugh
                                           ----------------------------------

                                        Name:   Robert B. Cavanaugh
                                             --------------------------------

                                        Title:  Vice President and Treasurer
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